EXHIBIT 23.1

Independent Auditors’ Consent

The Board of Directors
Gold Banc Corporation, Inc.:

We consent to the use of our report dated February 8, 2002, with respect to the consolidated balance sheets of Gold Banc Corporation, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the registration statement No. 333-xxxxx and related prospectus of Gold Banc Corporation, Inc.

/s/    KPMG LLP

Kansas City, Missouri
August 22, 2002